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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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[  ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HC2 Holdings, Inc.
(Name of registrant as specified in its charter)

PERCY ROCKDALE LLC
RIO ROYAL LLC
MG CAPITAL MANAGEMENT LTD.
GEORGE BROKAW
KENNETH COURTIS
MICHAEL GORZYNSKI
ROBIN GREENWOOD
LIESL HICKEY
JAY NEWMAN

 (Name of person(s) filing proxy statement, if other than the registrant)

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[X] No fee required.
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MG Capital Management Ltd., together with the other participants named herein (collectively, “MG Capital”), has filed with the Securities and Exchange Commission a definitive consent statement and an accompanying consent card to be used to solicit votes for the election of its slate of director nominees for the Board of Directors of HC2 Holdings, Inc., a Delaware corporation (the “Issuer”).

Commencing on April 20, 2020, MG Capital and its affiliates began sending the attached emails to shareholders of the Issuer and registered users of their website (www.abetterhc2.com).

From: MG Capital <HC2shareholders@profileadvisors.com>
Sent: Monday, April 20, 2020 11:15 AM
To:
Subject: Time For a Better Board and Vision

It is a time for a better HC2.

Dear Fellow Stockholder,

Last week we released a detailed presentation, outlining the case for immediate, wholesale change at HC2.

If elected to the Board of Directors, our slate of six, highly-qualified nominees will implement an effective transition plan and a long-term strategy for HC2.

Our slate intends to use capital from key strategic initiatives to repay HC2’s more than $400 million in holding company debt and ultimately return cash to stockholders.

Although the current Board claims to be at a pivot point, there is no need for stockholders to continue to rely on the Company’s persistent “roll the dice” approach.

We urge HC2 stockholders to consent to all three proposals on the GREEN consent card.

The time is now for a better HC2.

Sincerely,

Michael Gorzynski
Founder and Managing Partner, MG Capital

View our Presentation

This email was sent to why did I get this? unsubscribe from this list update subscription preferences MG Capital · 595 Madison Avenue · New York, New York 10022 · USA

MG CAPITAL EMAIL TO HC2 INSTITUTIONAL STOCKHOLDERS

Saratoga is assisting MG Capital with their Consent Solicitation for HC2 Holdings, Inc. to remove and replace HC2’s Board of Directors. MG Capital’s solicitation materials can viewed at: www.abetterHC2.com.  We urge to review MG Capital’s all of MG Capital’s materials, including their two investor presentations.

MG Capital would appreciate the opportunity to speak with you about their campaign.  Please let me know if you are interested and I will arrange a call with them.

Broadridge must receive your GREEN Consent Card by May 7, 2020 at 5pm.  Since there is no telephone and internet voting, a physical card must be submitted to Broadridge. However,  shareholders that utilize the Broadridge Proxy Edge system may submit their vote following their normal process.

Please let me know if I can assist you in voting any way.

Regards,

Ann Marie Mellone

MG CAPITAL COMMUNICATION TO LARGEST HC2 STOCKHOLDERS

Saratoga is assisting MG Capital with their Consent Solicitation for HC2 Holdings, Inc. to remove and replace HC2’s Board of Directors. MG Capital’s solicitation materials can viewed at: www.abetterHC2.com.  We urge to review MG Capital’s all of MG Capital’s materials, including the consent statement, their two investor presentations and their letters to stockholders and return a GREEN consent card as soon as possible.

MG Capital would appreciate the opportunity to speak with you about their campaign.  Please let me know if you are interested and I will arrange a call with them.

If you hold your shares in “street” name with a bank, broker firm, dealer, trust company or other nominee, only they can exercise the right to consent with respect to the shares of common stock that you beneficially own through such nominee and only upon receipt of your specific instructions.  As such, it is CRITICAL that you promptly give instructions to your bank, broker firm, dealer, trust company or other nominee to execute a GREEN consent card in favor of MG Capital’s proposals. Your broker must receive your voting instructions by May 7, 2020 at 5pm.

Please let me know if we can assist you in voting any way.

Regards,